Exhibit 99.1

MIMEDX Announces First Quarter 2023 Operating and Financial Results

First Quarter Net Sales of $71.7 Million Reflect an Increase of 21.7% Over the Prior Year Period

Revenue Growth & Cost Controls Help Drive Improvements in Net Loss, EBITDA & Adjusted EBITDA1

Management to Host Conference Call on Tuesday, May 2, 2023, at 5:00 PM ET

MARIETTA, Ga., May 2, 2023 — MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”), a pioneer and leader in placental biologics, today announced operating and financial results for the first quarter 2023, which ended March 31, 2023, including net sales of $71.7 million, net loss of $5.0 million and Adjusted EBITDA of $5.5 million.

Joseph Capper, MIMEDX Chief Executive Officer (“CEO”), commented, “Our first quarter 2023 results demonstrate an excellent level of focus and execution across our organization, particularly among our commercial team. Our double-digit net sales growth this quarter was driven by robust demand for our new products in the surgical market and an accelerated growth rate in the private physician office setting. Our entire product offering is winning across the care settings we serve, as we work to make our best-in-class placental biologics products available to a large and growing number of patients each day.”

Mr. Capper continued, “In addition to delivering strong top-line results, we continued to make progress on multiple structural and operational initiatives to improve the financial profile of the Company. Our gross margin improved sequentially, reversing the trend we had during 2022, and our operating expenses grew slower than sales, resulting in Adjusted EBITDA of $5.5 million for the quarter, a substantial increase over the prior year period. We are encouraged by the initial improvement in several of these financial metrics, and we look forward to continuing to build on these results.”

Recent Operating and Financial Highlights:

•	Reported first quarter 2023 net sales of $71.7 million, an increase of 21.7% over first quarter 2022.

•

Commented on recent data brief published by Office of Inspector General, applauding recommendation for the Centers for Medicare and Medicaid Services to quickly address issues associated with average sales price reporting requirements for skin substitute products.

•	Announced upcoming Chief Financial Officer transition.

Key First Quarter 2023 Financial Metrics

•	Net sales of $71.7 million for first quarter 2023, compared to $58.9 million for the prior year period.

•	Net loss of $5.0 million for first quarter 2023, compared to a net loss of $10.5 million for the prior year period.

[1]

EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Reconciliation of Non-GAAP Measures” for a reconciliation of EBITDA and Adjusted EBITDA to Net loss, located in “Selected Unaudited Financial Information” of this release.

•	Adjusted EBITDA of $5.5 million for first quarter 2023, compared to an Adjusted EBITDA loss of $1.7 million for the prior year period.

	Three Months Ended March 31,
	(in thousands)
	2023	2022
Net sales	$71,676	$58,894
Net loss	(4,983)	(10,489)
EBITDA	(2,475)	(8,268)
Adjusted EBITDA	5,543	(1,718)
Net loss per common share - basic	$(0.06)	$(0.11)
Net loss per common share - diluted	$(0.06)	$(0.11)

Segment Information

MIMEDX operates as two reportable segments: Wound & Surgical and Regenerative Medicine. A summary of the Company’s performance for the three months ended March 31, 2023 and three months ended March 31, 2022 by segment is included below (amounts in thousands):

Three Months Ended March 31, 2023

	Wound & Surgical	Regenerative Medicine	Corporate & Other	Consolidated
Net sales	$70,629	$—	$1,047	$71,676
Cost of sales	11,332	—	1,087	12,419
Selling, general and administrative expense	37,666	—	14,613	52,279
Research and development expense	1,522	4,974	—	6,496
Amortization of intangible assets	—	—	190	190

Segment contribution	$20,109	$(4,974)
Investigation, restatement and related expense				3,673

Operating loss				$(3,381)
Supplemental information
Depreciation expense	$389	$64	$261	$714
Share-based compensation	$1,383	$452	$2,510	$4,345

Note: Net sales in Corporate & Other reflect the Company’s only sales of Dental products, from a contract under which sales will terminate in 2023.

Three Months Ended March 31, 2022

	Wound & Surgical	Regenerative Medicine	Corporate & Other	Consolidated
Net sales	$58,330	$—	$564	$58,894
Cost of sales	9,129	—	807	9,936
Selling, general and administrative expense	34,044	—	15,526	49,570
Research and development expense	1,951	4,013	—	5,964
Amortization of intangible assets	—	—	172	172

Segment contribution	$13,206	$(4,013)
Investigation, restatement and related expense				2,552

Operating loss				$(9,300)
Supplemental information
Depreciation expense	$455	$44	$361	$860
Share-based compensation	$1,765	$263	$1,970	$3,998

Note: Net sales in Corporate & Other reflect the Company’s only sales of Dental products, from a contract under which sales will terminate in 2023.

Net Sales

MIMEDX reported net sales for the three months ended March 31, 2023, of $71.7 million, compared to $58.9 million for the three months ended March 31, 2022, an increase of 21.7%. Net sales growth benefited from an improved environment in reaching customer accounts in 2023 following the challenges due to the Omicron wave of the COVID-19 pandemic in 2022. Increased net sales reflect solid contributions in both of the Wound & Surgical end markets, with continued uptake from new products, strong growth in the private physician office setting, one additional selling day as compared to the first quarter of 2022, and initial sales of EPIFIX® in Japan.

Gross Profit and Margin

Gross profit for the three months ended March 31, 2023, was $59.3 million, an increase of $10.3 million as compared to the prior year period.

Gross margin for the three months ended March 31, 2023, was 82.7% compared to 83.1% for the three months ended March 31, 2022.

Operating Expenses

Selling, general and administrative expenses for the three months ended March 31, 2023, were $52.3 million compared to $49.6 million for the three months ended March 31, 2022. The increase primarily reflects higher commissions associated with increased sales.

Research and development expenses were $6.5 million for the three months ended March 31, 2023 compared to $6.0 million for the three months ended March 31, 2022. The increase was primarily driven by higher costs associated with the initiation of our knee osteoarthritis (“KOA”) clinical trial program.

Investigation, restatement and related expenses for the three months ended March 31, 2023 were $3.7 million compared to $2.6 million for the three months ended March 31, 2022.

Net loss for the three months ended March 31, 2023, was $5.0 million compared to a net loss of $10.5 million for the three months ended March 31, 2022.

Cash and Cash Equivalents

As of March 31, 2023, the Company had $61.2 million of cash and cash equivalents compared to $66.0 million as of December 31, 2022. The decrease during the quarter ended March 31, 2023 reflects continued investments in working capital and seasonal employee compensation expenses.

Financial Goals

The Company continues to believe the business is capable of delivering sales growth in the low double-digits as a percentage annually, driven by continued uptake of new products, solid demand across its sites of service and ramping contributions from sales in Japan.

As previously communicated, the Company has goals to achieve a Wound & Surgical segment contribution margin at or above 30% of segment net sales and corporate expenses as a percentage of sales below 20%.

Conference Call and Webcast

MIMEDX will host a conference call and webcast to review its first quarter 2023 results on Tuesday, May 2, 2023, beginning at 5:00 p.m., Eastern Time. The call can be accessed using the following information:

Webcast: Click here

U.S. Investors: 877-407-6184

International Investors: 201-389-0877

Conference ID: 13737183

A replay of the webcast will be available for approximately 30 days on the Company’s website at www.mimedx.com following the conclusion of the event.

Important Cautionary Statement

This press release includes forward-looking statements. Statements regarding: (i) future sales or sales growth; (ii) our 2023 financial goals and expectations for future financial results, including levels of contribution margin and corporate expenses; (iii) our expectations regarding the timing and impact of new product launches; (iv) our expectations regarding the timing of clinical programs and trials; and (v) the effectiveness of amniotic tissue as a therapy for any particular indication or condition. Additional forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “goal,” “outlook,” “potential,” “will,” “preliminary,” and similar expressions, and are based on management’s current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, the reimbursement environment and many other factors; (ii) the status, timing, results and expected results of the Company’s clinical trials and planned regulatory submissions, and our expectations regarding the timing of any trial or regulatory submission, depend on a number of factors including favorable trial results, patient access, and our ability to manufacture in accordance with Current Good Manufacturing Practices (“CGMP”) and appropriate CMC; (iii) the Company may change its plans due to unforeseen circumstances, or delays in analyzing and auditing results, and may delay or alter the timeline for future trials, analyses, or public announcements; (iv) our access to hospitals and health care provider facilities could be restricted as a result of the ongoing COVID-19 pandemic or other factors; (v) the results of scientific research are uncertain and may have little or no value; (vi) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (vii) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; and (viii) we may alter the timing and amount of planned expenditures for research and development based on the results of clinical trials and other regulatory developments. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

About MIMEDX

MIMEDX is a pioneer and leader in placental biologics, developing and distributing placental tissue allografts to help address unmet clinical needs in multiple sectors of healthcare, including the Advanced Wound Care market as well as in surgical recovery settings. MIMEDX is also focused on advancing a promising late-stage pipeline opportunity targeted at decreasing pain and improving function for patients with knee osteoarthritis. Our products are derived from human placental tissues and processed using our proprietary methods, including the Company’s own PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MIMEDX has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contact:

Matt Notarianni

Investor Relations

470.304.7291

mnotarianni@mimedx.com

Selected Unaudited Financial Information

MiMedx Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands) Unaudited

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$61,221	$65,950
Accounts receivable, net	44,694	43,084
Inventory	14,657	13,183
Prepaid expenses	8,824	8,646
Other current assets	2,306	3,335

Total current assets	131,702	134,198
Property and equipment, net	7,562	7,856
Right of use asset	3,066	3,400
Goodwill	19,976	19,976
Intangible assets, net	5,706	5,852
Other assets	147	148

Total assets	$168,159	$171,430

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$7,823	$8,847
Accrued compensation	18,212	21,852
Accrued expenses	13,041	11,024
Other current liabilities	1,794	1,834

Total current liabilities	40,870	43,557
Long term debt, net	48,714	48,594
Other liabilities	4,027	4,773

Total liabilities	93,611	96,924
Convertible preferred stock	92,494	92,494
Total stockholders’ (deficit) equity	(17,946)	(17,988)

Total liabilities, convertible preferred stock, and stockholders’ (deficit) equity	$168,159	$171,430

MiMedx Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands) Unaudited

	Three Months Ended March 31,
	2023	2022
Net sales	$71,676	$58,894
Cost of sales	12,419	9,936

Gross profit	59,257	48,958
Operating expenses:
Selling, general and administrative	52,279	49,570
Research and development	6,496	5,964
Investigation, restatement and related	3,673	2,552
Amortization of intangible assets	190	172

Operating loss	(3,381)	(9,300)

Other expense, net
Interest expense, net	(1,553)	(1,126)
Other expense, net	2	—

Loss before income tax provision	(4,932)	(10,426)
Income tax provision expense	(51)	(63)

Net loss	$(4,983)	$(10,489)

Net loss available to common shareholders	$(6,667)	$(12,075)

Net loss per common share - basic	$(0.06)	$(0.11)
Net loss per common share - diluted	$(0.06)	$(0.11)
Weighted average common shares outstanding - basic	114,398,813	111,615,839
Weighted average common shares outstanding - diluted	114,398,813	111,615,839

MiMedx Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands) Unaudited

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(4,983)	$(10,489)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation	4,345	3,998
Depreciation	714	860
Non-cash lease expenses	334	295
Amortization of intangible assets	190	172
Amortization of deferred financing costs	121	112
Accretion of asset retirement obligation	22	22
Gain on fixed asset disposal	—	(15)
Bad debt expense	(60)	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(1,551)	2,679
Inventory	(1,474)	(1,781)
Prepaid expenses	(178)	11
Other assets	1,030	(235)
Accounts payable	(1,023)	456
Accrued compensation	(3,347)	(6,494)
Accrued expenses	2,210	550
Other liabilities	(398)	(364)

Net cash flows used in operating activities	(4,048)	(10,223)

Cash flows from investing activities:
Purchases of equipment	(633)	(118)
Patent application costs	(44)	(54)
Proceeds from sale of equipment	—	24

Net cash flows used in investing activities	(677)	(148)

Cash flows from financing activities:
Principal payments on finance lease	(4)	(11)
Stock repurchased for tax withholdings on vesting of restricted stock	—	(1,191)
Proceeds from exercise of stock options	—	166

Net cash flows used in financing activities	(4)	(1,036)

Net change in cash	(4,729)	(11,407)
Cash and cash equivalents, beginning of period	65,950	87,083

Cash and cash equivalents, end of period	$61,221	$75,676

Reconciliation of Non-GAAP Measures

In addition to our GAAP results, we provide certain non-GAAP metrics including Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, and related margins. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies.

EBITDA is intended to provide a measure of the Company’s operating performance as it eliminates the effects of financing and capital expenditures. EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, and (iv) income tax provision. Adjusted EBITDA is intended to provide a normalized view of EBITDA and our broader business operations that we expect to experience on an ongoing basis by removing certain non-cash items and items that may be irregular, one-time, or non-recurring from EBITDA. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, (iv) income tax provision, (v) investigation, restatement and related expenses, and (vi) share-based compensation.

A reconciliation of GAAP net loss to EBITDA and Adjusted EBITDA appears in the table below (in thousands):

	Three Months Ended March 31,
	2023	2022
Net loss	$(4,983)	$(10,489)
Net margin	(7.0)%	(17.8)%

Non-GAAP Adjustments:
Depreciation expense	714	860
Amortization of intangible assets	190	172
Interest expense, net	1,553	1,126
Income tax provision expense	51	63

EBITDA	(2,475)	(8,268)

EBITDA margin	(3.5)%	(14.0)%

Additional Non-GAAP Adjustments
Investigation, restatement and related expenses	3,673	2,552
Share-based compensation	4,345	3,998

Adjusted EBITDA	$5,543	$(1,718)

Adjusted EBITDA margin	7.7%	(2.9)%